Exhibit 5.1

Schiff Hardin LLP 233 South Wacker Drive Suite 7100 Chicago, IL 60606

T 312.258.5500
F 312.258.5600

schiffhardin.com

June 15, 2018

Jason Zgliniec
(312) 258.5795
jzgliniec@schiffhardin.com

First Mid-Illinois Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Re: First Mid-Illinois Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to First Mid-Illinois Bancshares, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (Registration No. 333-216855) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 21, 2017 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which became effective on March 29, 2017, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of common stock, par value $4.00 per share, of the Company (the “Common Stock”). We have also acted as counsel to the Company in connection with the issuance, offer and sale by the Company of an aggregate of 947,368 shares of Common Stock (the “Shares”), in an underwritten public offering pursuant to an Underwriting Agreement dated June 13, 2018 between the Company and FIG Partners, LLC, as representative of the Underwriters listed in Schedule A thereto (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the provisions of the Underwriting Agreement against payment of the agreed upon consideration therefor, will be legally issued, fully paid and non-assessable.

First Mid-Illinois Bancshares, Inc.

June 15, 2018

The foregoing opinion is limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed June 15, 2018 and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated June 13, 2018 with respect to the Shares and under the caption “Legal Opinions” in the prospectus dated March 29, 2017 contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Jason Zgliniec
Jason Zgliniec